EXHIBIT 99.1

Genesee & Wyoming Inc. Announces Intent to Discontinue Operations of Huron Central Railway

GREENWICH, Conn., June 15, 2009 /PRNewswire-FirstCall/ — Genesee & Wyoming Inc. (GWI) (NYSE: GWR) today announced that its subsidiary Huron Central Railway Inc. (HCRY) intends to discontinue operations. The downturn in the economy has caused the Huron Central’s traffic to decline substantially over the last 12 months, to the point that the railroad is not economically viable to operate for the long term.

GWI expects to record charges in the second quarter of up to approximately $5.3 million after tax, or $0.15 per share, reflecting the non-cash write-down of non-current assets of approximately $7.1 million and cash costs associated with the cessation of HCRY operations ranging from $0.4 million to $1.9 million, which GWI expects to be partially offset by cash tax benefits of approximately $3.7 million. In the year ended December 31, 2008, HCRY handled approximately 16,000 carloads, generated revenues of $7.4 million and incurred a $2.1 million operating loss, thereby reducing GWI’s diluted earnings per share by approximately $0.04.

HCRY has operated the 173-mile railroad from Sudbury to Sault Ste. Marie, Ontario, under a lease agreement with Canadian Pacific Railway since 1997. The companies are working closely together and with customers to effect an orderly cessation of operations.

HCRY will cease operations between McKerrow and Sault Ste. Marie on August 15, 2009. It will continue operation of the eastern segment of the railroad from Sudbury to McKerrow and Espanola until October 31, 2009. The closure will ultimately eliminate 45 jobs at HCRY.

GWI owns and operates short line and regional freight railroads in the United States, Canada, Australia and the Netherlands and owns a minority interest in a railroad in Bolivia. Operations currently include 63 railroads organized in nine regions, with more than 6,800 miles of owned and leased track and approximately 3,100 additional miles under track access arrangements. GWI provides rail service at 16 ports in North America and Europe and performs contract coal loading and railcar switching for industrial customers.

For more information, contact Michael Williams, Director of Corporate Communications, Genesee & Wyoming, 203-629-3722.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Genesee & Wyoming’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.